Exhibit 99.1

www.fcg.com

FOR IMMEDIATE RELEASE

For more information contact:

Luther J. Nussbaum

Chairman and CEO

First Consulting Group

562-624-5221

lnussbaum@fcg.com

Michael J. Puntoriero

Executive Vice President and CFO

First Consulting Group

562-624-5222

mpuntoriero@fcg.com

Thomas A. Reep

Vice President Finance and Investor Relations

First Consulting Group

562-624-5250

treep@fcg.com

FIRST CONSULTING GROUP (FCG) ANNOUNCES

FIRST QUARTER 2003 RESULTS

•                  Reports First Quarter Revenue of $70.1 Million and EPS of $0.03, Excluding One-Time Cumulative Effect Charge of $0.11 Due to Adoption of EITF 00-21

•                  Continued Strong Balance Sheet Position and No Debt

•                  DSO Declines 3 Days, Excluding the Effect of EITF 00-21

LONG BEACH, Calif., April 22, 2003 – First Consulting Group, Inc. (Nasdaq: FCGI), a leading provider of information-based consulting, integration and management services to the health-related industries, today reported financial results for the first quarter ended March 28, 2003.

First Quarter 2003 Performance

Revenue before out-of-pocket reimbursements (“net revenue”) for the first quarter of 2003 was $70.1 million, up 10.8 percent from $63.3 million in the first quarter of 2002.  This increase was largely due to the new outsourcing contracts the company began in the summer of 2002.

FCG reported a net loss of $1.9 million, or $0.08 per share, for the first quarter of 2003, versus a net income of $1.0 million, or $0.04 per share, in the first quarter of 2002.  Excluding a one-time non-cash charge of $2.6 million net of tax, or $0.11 per share, due to the cumulative effect of the

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adoption of Emerging Issues Task Force (EITF) 00-21, the company reported net income of $0.7 million, or $0.03 per share, for the first quarter of 2003.

Total cash and investments decreased to $59.2 million in the first quarter of 2003, as compared to $67.3 million in the fourth quarter of 2002, and $54.8 million in the first quarter of 2002.  The reduction in cash from last quarter was due to $7.7 million of cash paid by the company related to the acquisition of Paragon Solutions.  Day’s sales outstanding (DSO) decreased to 46 days in the first quarter of 2003, compared to 55 days in the fourth quarter of 2002 and 60 days in the first quarter of 2002.  Part of this reduction was due to a six day one-time positive impact of adopting the new EITF that reduces the unbilled receivables.  Without the one-time reduction, DSO still improved to 52 days.  FCG has no debt.

Luther Nussbaum, FCG’s chairman and chief executive officer, said, “While we are disappointed that our performance during the quarter wasn’t as we had expected, we do not want this quarter’s performance to detract from the real improvements we have experienced over the past two to three years.  We have successfully dealt with important strategic issues facing the firm post Y2K, including addressing our service offerings and resizing our resources during a time when many of our competitors faltered.  From a financial perspective, we have continued our profitability, grew the revenue line year over year, achieved our second best ever revenue results this quarter and best in the last eight quarters, and maintained our strong cash position and DSO management.  Looking ahead, the issues we face today are more tactical and operational.  We believe we are well positioned to address these issues and expect to generate improved growth and earnings for our shareholders.”

Adoption of New Accounting Standard EITF 00-21

As announced April 9, 2003, the company adopted the Emerging Issues Task Force (EITF) 00-21.  The primary impact on FCG of the adoption of this new standard will be that the vast majority of the revenues from Outsourcing contracts will be recorded on a straight-line basis over the life of the contract instead of on a percentage-of-completion basis in proportion to costs incurred. In general, the company may report lower margins on existing contracts in the early years of a contract and anticipates increased margins in the later years of a contract. The new method will no longer be based on a consistent margin over the life of a contract.

The company could experience greater volatility of Outsourcing earnings as contract revenues remain level and contract costs move up or down, or shift from one quarter to another.  The new standard is required to be adopted for all new applicable revenue arrangements no later than the third quarter of 2003.  Early adoption is permitted and the company has elected to adopt the new standard as of the beginning of the first quarter of 2003.  In addition, FCG has elected to apply the new standard to all existing arrangements impacted by EITF 00-21 and has recorded to earnings the resulting cumulative effect as a change in accounting principle.

Business Unit Update

FCG is providing the following performance summary for each business unit during the first quarter of 2003:

Life Sciences:  During the quarter, the acquisition of Paragon Solutions was completed and initial integration efforts are on track. Paragon’s operations in Bangalore, India are participating in three FCG Life Sciences contracts already and are being proposed in numerous future engagements.  FCG was awarded two key FirstDoc™ product projects, including an enterprise solution to a top-tier pharmaceutical company and a European mid-tier client.  While Life Sciences experienced some delays in its clients’ decision-making processes, the related revenue shortfall was offset by additional revenue from contracts on its FirstDoc™ offerings.  Life Sciences also introduced Submission Complete™, a comprehensive turnkey solution for the Biotech and mid-size Biopharmaceutical markets, which provides one-stop shopping for enterprise content management, application software and publishing.  FCG believes it is a first mover in this market.  Additionally, the company continued to increase its presence in Japan and now has three active clients that are major Japanese Pharmaceutical companies.  As previously announced, FCG began the roll-off of resources from a large drug safety and surveillance project during the first quarter.  The project should be completed at the end of the second quarter.  FCG also expects some follow-on work at this client beginning in the third or fourth quarter of 2003.

Healthcare:  The Healthcare business unit fell short of FCG’s expectations due to delays in a number of key provider contracts and higher than expected severance costs from management changes made during the quarter.  However, the company’s pipeline of potential work is strong by recent historical standards, and the mix appears to be changing as providers begin releasing pent up spending in response to patient safety and IT needs.

Health Delivery experienced project delays due to deferred client decisions, which resulted in unrealized revenue expectation and lower utilization.  Although FCG sees a strong pipeline of possible projects, contract closings are taking longer than expected.  Health Delivery also has made significant progress by offering services that are designed to deliver key metric improvements, and in closing three clinical transformation and implementation planning projects for large integrated delivery networks.

Health Plan is performing as planned by becoming less reliant on a few key accounts, opening up the regional market and introducing performance improvement services.  FCG’s investment in the regional market is showing results as the pipeline and the number of recent closes increased.  In the larger health plans, the company believes that spending is still much lower than historical standards and time to decision is slow.  FCG believes this practice is poised to grow faster than planned while maintaining profitability.

Outsourcing:  During the quarter, the Outsourcing business unit adopted EITF 00-21 resulting in a change in FCG’s revenue recognition method.  The company has refocused its account plans to perform detailed quarterly cost reviews rather than focusing only on cost minimization over the entire term of the contract.  The company believes that these actions will enable Outsourcing to be approaching normal operating margins by the third quarter of 2003.  The Outsourcing pipeline includes two late-stage opportunities, one of which has selected FCG as supplier of choice, as well as one mid-stage transaction and two early-stage opportunities in Life Sciences.  Consolidation of leverageable services across the company’s Outsourcing accounts continues to be a priority to drive down delivery costs.  Additionally, FCG has trained its sales force on discrete offerings, and the company is beginning to seek out discrete IT Outsourcing opportunities.

Outlook

FCG is providing the following performance guidance for the second quarter of 2003, and reiterating fiscal year 2003 expectations as revised on April 9, 2003.  Readers should reference the section at the end of the news release regarding the company’s forward-looking statements in this section and elsewhere in this news release:

•                  Net revenue for the second quarter of 2003 is expected to range between $70 and $73 million, with net income to range between $0.03 and $0.07 per share.

•                  In the second half of 2003, FCG expects revenues for the half-year in the $152 million to $160 million, with net income to range between $0.20 and $0.26 per share.

•                  For the full year 2003, FCG expects revenue to be between $295 and $300 million, with net income to range between $0.28 and $0.35 per share.

•                  The company expects to exit the year at an annualized net income run rate in excess of $0.40 per share.

While there continue to be significant opportunities in the pipeline for additional outsourcing contracts, these estimates do not include the signing of any new outsourcing deals beyond the one where FCG has been named the vendor of choice.  FCG continues to expect that it will decrease general and administrative expenses on a percentage basis during 2003.

Nussbaum stated, “We anticipate being able to improve our financial performance during the second half of 2003 by taking several tactical and operational steps, including: restoring profitability in our Outsourcing unit; closing the Outsourcing transaction where we have been selected the vendor of choice; continuing to build on our momentum in the healthcare market where we see opportunities in clinical transformation, clinical systems implementations, revenue cycle improvement and resource management implementations; and leveraging Life Sciences’ global software development cost structure that we acquired in the first quarter of 2003.  We expect our performance in the second half of the year also to be bolstered by continued G&A reductions.”

First Quarter 2003 Conference Call

FCG will hold an investor conference call to discuss first quarter 2003 results on Tuesday, April 22, 2003, at 4:45 p.m. Eastern Time (1:45 p.m. Pacific Daylight Time).  This call is being webcast by CCBN and can be accessed at FCG’s Web site at www.fcg.com.  The webcast will also be distributed over CCBN’s Investor Distribution Network to both institutional and individual investors. Individual investors can listen to the call through CCBN’s individual investor center at www.companyboardroom.com or by visiting any of the investor sites in CCBN’s Individual Investor Network such as America Online’s Personal Finance Channel. Institutional investors can access the call via CCBN’s password protected event management site, StreetEvents (www.streetevents.com).

About First Consulting Group

FCG is a leading provider of consulting, technology, outsourcing and applied research services for healthcare, pharmaceutical, and other life sciences organizations throughout North America, Europe and Asia.  The firm’s services increase clients’ operations effectiveness, resulting in reduced costs, improved customer service, enhanced quality of patient care, and more rapid introduction of new pharmaceutical compounds. For more information about FCG, visit www.fcg.com or call 800-345-0957.

Forward-Looking Statements

This news release includes forward-looking statements based on First Consulting Group’s current expectations, estimates and projections about its industry, management’s beliefs and certain assumptions made by the company.  These forward-looking statements can typically be identified by use of words such as “believes,” “anticipates” or “expects” and include statements regarding (i) the future prospects of FCG’s business units in healthcare, life sciences and outsourcing; (ii) expected trends in and predictability of the markets that FCG serves; (iii) FCG’s ability to gain closure on key engagements, including new outsourcing engagements and additional phases of clinical transformation projects, during 2003; (iv) the ability of FCG to deliver a low cost, high quality software development approach through its recently acquired offshore development facilities; (v) FCG’s anticipated revenues and earnings per share for the second quarter and fiscal year 2003; (vi) FCG’s ability to realize decreased general and administrative expenses on a percentage basis; and (vii) the anticipated impact on FCG’s financial results of the adoption of the new EITF 00-21 accounting standard and the company’s ability to manage its outsourcing contracts under this new standard.  These forward-looking statements involve known and unknown risks which may cause the company’s actual results and performance to be materially different from the future results and performance stated or implied by the forward looking statements.

Some of the risks investors should consider include the following: (a) the unpredictable nature of the company’s pipeline of potential business and of negotiations with clients on new outsourcing and other engagements, resulting in uncertainty as to whether and when FCG will enter into new agreements and whether those agreements will be on terms favorable to FCG; (b) the unpredictable nature of the business of FCG’s clients and the markets that they serve, particularly in the current economic and political climate, which could result in clients canceling, modifying or delaying current or prospective engagements with FCG; (c) the importance of FCG’s personnel to its operations, including whether FCG can attract and retain qualified management and personnel and keep personnel utilized on client engagements in order to achieve projected growth, revenue and earnings; (d) the ability of FCG to increase its sales effectiveness through the recruitment and deployment of an experienced sales force that provides appropriate account coverage; (e) the ability of FCG to minimize the impact of the wind down of a large project in the Life Sciences business unit; (f) the ability of FCG to integrate acquisitions and realize positive earnings contributions from those acquisitions in the short term; (g) the ability of FCG to deliver services from a global operations base, including India, Vietnam, Japan and Europe; (h) foreign currency exchange rates and cost of labor and availability of resources in FCG’s offshore development centers; (i) the ability of FCG to transition and manage its large outsourcing contracts under the new EITF 00-21 accounting standard as well as effectively manage client expectations and cost reductions on the outsourcing accounts ; (j) the continued viability of the Patient Safety Institute as a source of potential business for FCG; and (k) other risk factors referenced in the company’s most recent Forms 10-K, 10-Q and other periodic reports filed with the Securities and Exchange Commission.

In light of the significant uncertainties inherent in the forward-looking information included in this release, the inclusion of such information should not be regarded as a representation by FCG or any other person that FCG’s objectives or plans will be achieved.  FCG undertakes no obligation to release publicly any revisions to any forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

[Financial Tables to Follow]

First Consulting Group, Inc. and Subsidiaries

Consolidated Statements of Operations

(in thousands except per share data)

	3 Months Ended
	Mar. 28, 2003	Mar. 29, 2002
Revenues before reimbursements (net revenues)	70,130	63,277
Out-of-pocket reimbursements	3,613	3,877
Total revenues	73,743	67,154

Cost of services before reimbursable expenses	47,587	40,073
Out-of-pocket reimbursable expenses	3,613	3,877
Total cost of services	51,200	43,950

Gross profit	22,543	23,204

Selling expenses	7,269	6,894
General and administrative expenses	14,577	14,713
Operating income	697	1,597
Interest income	276	208
Other income (expense)	201	(57)
Income before income taxes and cumulative effect of change in accounting principle, net of tax	1,174	1,748
Income tax provision	493	734
Income before cumulative effect of change in accounting principle, net of tax	681	1,014
Cumulative effect of change in accounting principle, net of tax	(2,597)	—
Net income (loss)	$(1,916)	$1,014

Basic EPS:
Income before cumulative effect of change in accounting principle, net of tax	$0.03	$0.04
Cumulative effect of change in accounting principle, net of tax	(0.11)	—
Net income (loss) per share	$(0.08)	$0.04

Diluted EPS:
Income before cumulative effect of change in accounting principle, net of tax	$0.03	$0.04
Cumulative effect of change in accounting principle, net of tax	(0.11)	—
Net income (loss) per share	$(0.08)	$0.04
Basic weighted avg. shares	24,495	23,897
Diluted weighted avg. shares	24,648	25,166

First Consulting Group, Inc. and Subsidiaries

Consolidated Balance Sheet Data

(in thousands except per share data)

	Mar. 28	Dec. 27,
	2003	2002
Cash, cash equivalents, and investments	$59,194	$67,346
Accounts receivable, net	27,369	36,889
Unbilled receivables	15,620	13,264
Current assets	110,513	124,807
Total assets	154,756	157,309
Current liabilities	36,751	40,963
Long-term debt	—	—
Total stockholders’ equity	111,114	107,972

Selected Business Metrics

	Q1 2003	Q4 2002	Q3 2002	Q2 2002	Q1 2002
Revenues before reimbursements (net revenues) ($ millions)	70.1	68.9	69.6	66.2	63.3
Out-of-pocket reimbursements ($ millions)	3.6	3.4	3.5	3.9	3.9
Total revenues ($ millions)	73.7	72.3	73.1	70.1	67.2
Gross margin %	32.1	36.1	34.3	36.8	36.7
Selling expense %	10.4	10.3	10.2	10.5	10.9
General and admin expense %	20.8	21.0	19.4	22.3	23.3
Operating income % (see note 1 below)	0.9	4.8	4.7	(7.8)	2.5
Utilization %, excluding Paragon (see note 3 below)	76.2	78.8	72.6	75.0	72.8
Utilization %, including Paragon (see note 3 below)	78.3	—	—	—	—
Total associates	2046	1775	1839	1890	1782
Paragon billable associates (see note 3 below)	277	—	—	—	—
Billable associates, excluding Paragon	729	743	784	849	879
Total outsourcing associates	659	709	722	688	543
Days sales outstanding (see note 2 below)	46	55	53	54	60

Note 1: Operating income percentage is inclusive of a restructuring charge of $7.8 million (11.8% of net revenue) in Q2 2002

Note 2: Days sales outstanding in Q1 2003 would be 52, excluding the effect of EITF 00-21

Note 3: Acquired Paragon Solutions in February 2003 which is reporting through Life Sciences

Sales Mix as a % of Net Revenues

	Q1 2003	Q4 2002	Q3 2002	Q2 2002	Q1 2002
Health Plan	10	11	11	14	14
Health Delivery	23	20	20	23	25
Government	3	3	2	3	2
Outsourcing	36	38	39	28	26
Life Sciences	24	26	26	29	30
Other	4	2	2	3	3

Delivery Units Selected Financial Metrics

Healthcare	Q1 2003	Q4 2002	Q3 2002	Q2 2002	Q1 2002
Revenues before reimbursements (net revenues)
($ in millions)	27.7	26.8	26.7	29.5	28.8
Out-of-pocket reimbursable expenses ($ in
millions)	3.0	3.0	3.0	3.4	3.4
Total revenues ($ millions)	30.7	29.8	29.7	32.9	32.2
Gross margin %	40.9	44.8	42.9	42.4	43.1
Utilization %	75.8	78.3	71.3	74.6	73.9
Billable associates	438	440	466	485	492
Total associates	509	512	518	556	559

Life Sciences	Q1 2003	Q4 2002	Q3 2002	Q2 2002	Q1 2002
Revenues before reimbursements (net revenues)
($ in millions)	17.9	16.5	16.4	18.0	17.5
Out-of-pocket reimbursable expenses ($ in millions)	0.5	0.4	0.4	0.5	0.5
Total revenues ($ millions)	18.4	16.9	16.8	18.5	18.0
Gross margin %	46.3	49.0	46.0	45.0	39.4
Utilization %, excluding Paragon	77.3	79.6	74.1	75.5	71.3
Utilization %, including Paragon	80.9	—	—	—	—
Billable associates	568	300	318	349	374
Total associates	700	372	389	434	468
—at 1Q 2003, includes Paragon of 277 billable and 61 non billable

Outsourcing	Q1 2003	Q4 2002	Q3 2002	Q2 2002	Q1 2002
Revenues before reimbursements (net revenues)
($ in millions)	24.5	25.6	26.5	18.7	16.9
Out-of-pocket reimbursable expenses ($ in millions)	0.1	0	0	0	0.1
Total revenues ($ millions)	24.6	25.6	26.5	18.7	17.0
Gross margin %	11.9	18.7	18.3	20.1	22.8
Total associates	659	709	722	688	543